        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
                             FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934 Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act 1940


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1.  Name and Address of Reporting Person*

    Pequot Capital Management, Inc. (1)
    500 Nyala Farm Road
    Westport, CT 06880

2.  Issuer Name and Ticker or Trading Symbol

    US SEARCH.COM, INC.
    SRCH

3.  IRS Number of Reporting Person (Voluntary)

4.  Statement for Month/Year

    12/01

5.  If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s)to Issuer (Check all applicable)

    (X) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (1) (specify below)

7.  Individual or Joint/Group Filing (check Applicable Line)

           Form filed by One Reporting Person
     (X)   Form filed by More than One Reporting Person





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
                                             TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                                                 DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security| 2. Transaction| 3. Transaction| 4. Securities         | 5. Amount of       | 6. Ownership  |7. Nature of |
   (Instr. 3)       |    Date       |    Code       |    Acquired (A)       |    Securities      |    Form:      |   Indirect  |
                    |               |    (Instr. 8) |    or Disposed        |    Beneficially    |    Direct (D) |   Beneficial|
                    |    (Month/    |               |    of (D)             |    Owned at End    |    or Indirect|   Ownership |
                    |    Day/       |               |    (Instr. 3,4,       |    of Month        |    (I)        |   (Instr. 4)|
                    |    Year)      |               |    and 5)             |    (Instr. 3 and 4)|    (Instr. 4) |             |
                    |               |          |    |          |(A) or|     |                    |               |              |
                    |               |    Code  | V  |    Amount|(D)   |Price|                    |               |              |
_________________________________________________________________________________________________________________________________
 NONE


---------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1474 (7-
98)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                              TABLE II -- DERIVATIVE SECURITIES ACQUIRED,
                                                  DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of        | 2. Conver-  | 3. Trans-  | 4. Trans-  | 5. Number of    | 6. Date Exer-     | 7. Title and Amount |
   Derivative      |    sion or  |    action  |    action  |    Derivative   |    cisable and    |    of Underlying    |
   Security        |    Exercise |    Date    |    Code    |    Securities   |    Expiration     |    Securities       |
   (Instr. 3)      |    Price of |    (Month/ |    (Instr. |    Acquired     |    Date           |    (Instr. 3 and 4) |
                   |    Deri-    |    Date/   |    8)      |    (A) or       |    (Month/Day/    |                     |
                   |    vative   |    Year)   |            |    Disposed of  |    Year)          |                     |
                   |    Security |            |            |    (D) (Instr.  |                   |                     |
                   |             |            |            |    3, 4 and 5)  |                   |                     |
                   |             |            |____________|_________________|___________________|_____________________|
                   |             |            |      |     |        |        |         |         |        |            |
                   |             |            |      |     |        |        | Date    | Expira- |        | Amount or  |
                   |             |            |      |     |        |        | Exer-   | tion    |        | Number of  |
                   |             |            | Code |  V  |  (A)   |  (D)   | cisable | Date    | Title  | Shares     |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|

Warrant               $1.044       12/20/01     P           1,117,497          IMMED    12/20/05   Common  1,117,497
(Right to buy)                                               (2)                                   Stock    (2)

|  8. Price of          | 9. Number of      | 10. Ownership     | 11. Nature of   |
|     Derivative        |    derivative     |     Form of       |     Indirect    |




|     Security          |    Securities     |     Derivative    |     Beneficial  |
|     (Instr. 5)        |    Benefi-        |     Security      |     Ownership   |
|                       |    cially         |     Direct (D)    |     (Instr. 4)  |
|                       |    Owned at       |     or Indirect   |                 |
|                       |    End of         |     (I) (Instr.   |                 |
|                       |    Month          |     4)            |                 |
|                       |    (Instr. 4)     |                   |                 |



     $0                       1,117,497            I              Investment
     (3)                       (2)                (2)             Advisor
                                                                  (1)

Explanation of Responses:

(1) Pequot Capital Management, Inc., ('Pequot') is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940 and has voting power and investment power with respect to securities in clients' accounts, (the 'Accounts'). Pequot disclaims any obligation to file this report, and this report shall not be deemed an admission that Pequot is subject to Section 16 with respect to the issuer or such securities. One employee of Pequot serves on the Board of Directors of the issuer.

(2) Pequot disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that Pequot is the beneficial owner of such securities for the purposes of Rule 16(a)-1(a)(1)or (a)(2) or for any other purposes.

(3) On December 20, 2001, the issuer issued to the Accounts a convertible promissory note (the 'Convertible Note') in the aggregate principal amount of $3,500,000 and a warrant exercisable into 1,117,497 Shares for consideration in the amount of $3,500,000. Pursuant to the terms of the Convertible Note, the number of shares of common stock of the issuer into which the Convertible Note converts is not yet determinable.


Signature of Reporting Person:


By:   /s/ Kevin E. O'Brien, General Counsel
      -------------------------------------
          **Signature of Pequot

Date: 1/10/2002

**        Intentional misstatements or omissions of facts
constitute Federal Criminal Violations.  See U.S.C. 1001 and 15
U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is sufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number

Name: Lawrence D. Lenihan, Jr.

Address:  c/o Pequot Capital Management, Inc.
          500 Nyala Farm Road
          Westport, CT  06880

Designated Filer:  Pequot Capital Management, Inc.

Issuer & Ticker Symbol: US Search.com, Inc.
                             SRCH

Statement for Month/year: 12/01

Nature of Indirect Beneficial Ownership:  By Investment
Adviser (See Footnote 1) - Lawrence D. Lenihan, Jr. is an employee of Pequot Capital Management, Inc., and disclaims beneficial ownership of these securities except to the extent of his pecuniary interest



Signature: /s/ Lawrence D. Lenihan, Jr.



















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